Exhibit 10.1

April 15, 2015

Theresa Glebocki

20 Arlene Drive

Little Egg Harbor, NJ 08087

Dear Ms. Glebocki:

On behalf of Tropicana Entertainment Inc. (the “Company”), I am pleased to extend to you an offer to join the Company in the position of Executive Vice President, Chief Financial Officer and Treasurer with an estimated start date of April 27, 2015, subject to regulatory approvals referenced below.  In this capacity you will be reporting to the Company’s President and Chief Executive Officer, Anthony P. Rodio.  In addition, as required and subject to regulatory approvals, you shall be required to assume similar officer positions for the Company’s operating subsidiaries.

This is an at-will, exempt position, and your base salary will be paid at the rate of $11,538.47 bi-weekly (annualized at $300,000).  You will be eligible for an annual salary increase and an annual bonus, the payment and amount of which will be determined by the Company’s senior management and approved by the Company’s Board of Directors in their sole and absolute discretion, until such time as the Company adopts a formal management incentive program, if any, at which time such program will determine future salary increases and bonus payments, if any.  All of your compensation is subject to deductions as required by law.

You will be eligible to participate in the benefit programs made available to similarly situated employees of the Company in accordance with the programs’ applicable terms and conditions.  You will receive Paid Time Off (PTO) in accordance with the Company’s PTO policy.  The Company reserves the right to add, change or terminate benefits at any time.

This letter does not constitute a contract or employment agreement.  By signing below, you acknowledge that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time.  Nothing contained in this letter shall limit or otherwise alter the foregoing understanding.  Your employment will be subject to other policies, terms and conditions that may be established by the Company from time to time.

As a condition of your employment you must clear the Company’s pre-screen drug test, background investigation, and complete the Confidentiality and Non-Disclosure Agreement, a copy of which is provided to you with this offer letter.  You must also apply for and obtain any and all required regulatory licenses during the term of your employment in each jurisdiction in which Tropicana Entertainment Inc.

and/or its subsidiaries operate gaming facilities, including but not limited to New Jersey, Nevada, Missouri, Indiana, Mississippi and Louisiana.  You may speak directly with our Senior Vice President and General Counsel, William C. Murtha, regarding licensure requirements in those jurisdictions.  You may contact Nate Weber, Human Resources Manager, regarding your employment processing.

As a condition of your initial and continued employment with the Company, a set forth in more detail in the Confidentiality and Non-Disclosure Agreement, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees.  You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company or any of its affiliates or subsidiaries, including any of their respective owners, members, directors, managers, or employees, and their family members.  Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures.

If you accept our offer of employment, please sign and return this original letter to my attention along with the signed Confidentiality and Non-Disclosure Agreement and background investigation form.  If you have any questions about this employment offer, please feel free to contact me.  We look forward to having you joining Tropicana Entertainment Inc.

Very truly yours,

/s/ Christine M. Tartaglio
Christine M. Tartaglio
Corporate Vice President Human Resources

Acknowledged this 15th day of April 2015

/s/ Theresa Glebocki
Theresa Glebocki

/td
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